Exhibit 4.7
ACCOUNT CONTROL AGREEMENT
(Security Entitlement)
August __ 2006

Wells Fargo Bank, N.A., as Trustee, a national banking association, whose address is 213 Court Street, Suite 703, Middletown, CT 06457, Attn: Robert L. Reynolds, Vice President (“Creditor”);

KH Funding Company, a Maryland corporation, whose address is 10801 Lockwood Drive, Suite 370 Silver Spring, MD 20901 Attn: Robert L. Harris, President (“Debtor”); and

Lincoln Financial Advisors Corporation, whose address is PG Box 2239, Mail Stop lH-50, Fort Wayne, IN 4680 1-2239 (“Broker”); hereby agree as follows:

RECITALS

A. Broker and Debtor have entered into a customer agreement (as from time to time amended, modified, supplemented, or restated, the “Customer Agreement”), pursuant to which Broker has established its securities account number(s) ___________________________________  in the name of Debtor (collectively, the “Account”).

B. Debtor and Creditor have entered into a Trust Indenture dated August 4, 2004, as subsequently amended, and a Security Agreement dated May 18, 2005 (as both may be from time to time amended, modified, supplemented, or restated, collectively the “Security Instruments”), pursuant to which Debtor has granted Creditor a security interest in, among other things, the Account and the investment securities maintained in the Account.

C. Creditor, Debtor and Broker are entering into this Agreement to provide for the control of the Account and to perfect the security interest of Creditor in the Account as more fully described in the Security Instruments.

AGREEMENT

1. The Account. Broker hereby represents and warrants to Creditor and Debtor that (i) the Account has been established in the name of Debtor as recited above, (ii) the Customer Agreement, the security entitlements ‘arising out of the financial assets carried in the Account and any free credit balances are valid and legally binding obligations of Broker, and (iii) except for the claims and interest of Creditor and of Debtor in the Account, Broker does not know of any claim to or interest in the Account or in any financial asset carried therein except a security interest held by National Financial Services, LLC, the clearing broker-dealer that executes and clears transactions for LFA and its customers and a security interest in favor of Broker to secure margin obligations on the Account. Creditor acknowledges that the Account is currently fully margined.

2. Priority of Lien. Broker hereby acknowledges that it has received notice of the existence of the Security Instruments and of the security interest of Creditor in the Account and recognizes the security interest granted therein to Creditor by Debtor. Creditor hereby acknowledges that the Account is a margin account. Broker subordinates in favor of Creditor any security interest, lien, encumbrance, claim or right of setoff it may have, now or in the future, against the Account or any financial asset carried in the Account or any credit balance in the Account, except that Broker will retain its prior lien on property in the Account to secure payment for property purchased for the Account, margin obligations, and Broker’s commissions and fees for the Account. Broker will not agree with any third party that Broker will comply with entitlement orders concerning the Account originated by such third party without the prior written consent of Creditor and Debtor.

3. Control. Broker will comply with entitlement orders originated by Creditor concerning the Account without further consent by Debtor. Except as otherwise provided in Section 2 above, Broker shall make trades of financial assets held in the Account at the instruction of Debtor, or its authorized representatives, and comply with entitlement orders concerning the Account from Debtor, or its authorized representatives, until such time as Creditor delivers a written notice to Broker which states that an Event of Default (as such term is defined in the Security Instruments) has occurred and is continuing and that Creditor is thereby exercising exclusive control over the Account. Such notice may be referred to herein as the “Notice of Exclusive Control.” No later than the opening of business two Business Days after the Business Day Broker receives a Notice of Exclusive Control from Creditor, Broker shall cease complying with instructions or entitlement orders given by Debtor. For purposes of this Agreement, a “Business Day” is any day other than a Saturday, Sunday, a legal holiday, or a day on which banks in the State of Indiana are authorized to be closed. Receipt of a Notice of Exclusive Control by Broker shall mean actual receipt by the person(s) and the department specified below:

Lincoln Financial Advisors Corporation

Director of Account Services, Mail Stop lH-50

Attn: Susan Smethers

P.O. Box 2239

Fort Wayne, Indiana 46801-2239

4. Statements, Confirmations and Notices of Adverse Claims. Upon the request of Creditor, Broker will send copies of all statements, confirmations and other correspondence concerning the Account to Creditor at the address set forth in the heading of this Agreement. If Broker acquires knowledge that any person asserts any lien, encumbrance or adverse claim against the Account or in any financial asset carried therein, Broker will promptly notify Creditor and Debtor thereof.

5. Responsibility of Broker. Except for permitting a withdrawal or payment in violation of Section 3 above Broker shall have no responsibility or liability to Creditor for making trades of financial assets held in the Account at the instruction of Debtor, or its authorized representatives, which are received by Broker before Broker receives a Notice of Exclusive Control. Broker shall have no responsibility or liability to Debtor for complying with a Notice of Exclusive Control or complying with entitlement orders concerning the Account originated by Creditor. Broker shall have no duty to investigate or make any determination as to whether an Event of Default exists and shall comply with a Notice of Exclusive Control even if it believes that an Event of Default does not exist. Neither this Agreement nor the Security Instruments impose or create any obligation or duty of Broker other than those expressly set forth herein. Creditor and Debtor hereby agree to indemnify, defend, and hold harmless Broker, its officers, directors, employees, and agents against claims, liabilities, and expenses arising out of this agreement (including reasonable attorneys’ fees and disbursements), except to the extent the claims, liabilities, or expenses are caused by Broker’s gross negligence or willful misconduct.

6. Tax Reporting. All items of income, gain, expense and loss recognized in the Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of Debtor.

7. Customer Agreement. This Agreement supplements the Customer Agreement among the parties hereto. In the event of a conflict between this Agreement and the Customer Agreement, the terms of this Agreement will prevail.

8. Termination. The rights and powers granted herein to Creditor have been granted in order to perfect its security interest in the Account, are powers coupled with an interest and will neither be affected by the death or bankruptcy of Debtor nor by the lapse of time. The obligations of Broker under Sections 3, 4, 5 and 6 above shall continue in effect until the security interest of Creditor in the Account has been terminated pursuant to the terms of the Security Instruments and Creditor has notified Broker of such termination in writing. Upon receipt of such notice the obligations of Broker under Sections 3, 4, 5 and 6 above with respect to the operation and maintenance of the Account after the receipt of such notice shall terminate, Creditor shall have no further right to originate entitlement orders concerning the Account and Broker may take such steps as Debtor may request to vest full ownership and control of the Account in Debtor, including, but not limited to, removing the name of Creditor from the Account or transferring all of the financial assets and credit balances in the Account to another securities account in the name of Debtor or its designee.

9. This Agreement. This Agreement, the schedules and exhibits hereto and the agreements and instruments required to be executed and delivered hereunder set forth the entire agreement of the parties with respect to the subject matter hereof and supersede and discharge all prior agreements (written or oral) and negotiations and all contemporaneous oral agreements concerning such subject matter and negotiations. There are no oral conditions precedent to the effectiveness of this Agreement.

10. Amendments. No amendment, modification or termination of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by the party to be charged.

11. Severability. If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances, other than those to which it is held invalid or unenforceable, shall be construed in all respects if such invalid or unenforceable term or provision were omitted.

12. Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives.

13. Rules of Construction. In this Agreement, words in the singular number include the plural, and in the plural include the singular; words of the masculine gender include the feminine and the neuter, and when the sense so indicates words of the neuter gender may refer to any gender and the word “or” is disjunctive but not exclusive. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit or describe the scope or intent of the provisions of this Agreement.

14. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth next to such parties’ name at the heading of this Agreement. Any party may change its address for notices in the manner set forth above.

15. Choice of Law. The parties hereto agree that this Agreement shall be governed by the laws of the State of Indiana.

16. Counterparts. This Agreement may be executed in any number counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement as of the date first above written.

Debtor:

KH FUNDING COMPANY

By:
Name:
Title:

Creditor:

WELLS FARGO BANK, N.A.

By:
Name:
Title:

Broker:

LINCOLN FINANCIAL ADVISORS CORPORATION

By:
Name:
Title: